SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                              ----------------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)



           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                             (AMENDMENT NUMBER 2) 1


                      FRIEDMAN BILLINGS RAMSEY GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 CLASS A COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    358433100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 11, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check  the  appropriate  box  to  designate the rule pursuant to which this
Schedule  is  filed:

          [ X ]  Rule  13d-1(b)

          [   ]  Rule  13d-1(c)

          [   ]  Rule  13d-1(d)


-------------------
     1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the pur-pose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP  NO.  358433100                 13G                 PAGE  2  OF   6  PAGES
---------------------                                     ----------------------

    1.      NAME OF REPORTING PERSON

            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            MAZAMA CAPITAL MANAGEMENT, INC.
            93-1290809

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [  ]
                                                                        (b) [  ]

    3.      SEC USE ONLY


    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            OREGON

                          5.      SOLE VOTING POWER

                                  517,350 See Item 4
     NUMBER OF
       SHARES             6.      SHARED VOTING POWER
    BENEFICIALLY
     OWNED BY                     0
       EACH
     REPORTING            7.      SOLE DISPOSITIVE POWER
    PERSON WITH
                                  685,050 See Item 4

                          8.      SHARED DISPOSITIVE POWER

                                  0

    9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             685,050


    10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)EXCLUDES CERTAIN SHARES*

    11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.35

    12.      TYPE OF REPORTING PERSON*

             IA


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Page  5  of  5
30013005.02

ITEM  1  (A).     NAME  OF  ISSUER:

                  Friedman  Billings  Ramsey  Group.,  Inc.
                  -------------------------------------------------------------

ITEM  1  (B).     ADDRESS  OF  ISSUER'S  PRINCIPAL  EXECUTIVE  OFFICES:

                  1001  Nineteen  Street  North
                  -------------------------------------------------------------

                  Arlington,  VA  22209
                  -------------------------------------------------------------

ITEM  2(A).       NAME  OF  PERSON  FILING:

                  Mazama  Capital  Management,  Inc.
                  -------------------------------------------------------------

ITEM  2  (B).     ADDRESS  OF  PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  One  S.W.  Columbia,  Suite  1860,  Portland,  Oregon  97258
                  -------------------------------------------------------------

ITEM  2  (C).     CITIZENSHIP:

                  State  of  Oregon
                  -------------------------------------------------------------

ITEM  2  (D).     TITLE  OF  CLASS  OF  SECURITIES:

                  Class  A  Common
                  -------------------------------------------------------------

ITEM  2  (E).     CUSIP  NUMBER:

                  358433100
                  -------------------------------------------------------------


ITEM 3.     IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
            (C),  CHECK  WHETHER  THE  PERSON  FILING  IS  A:

     (a)  [  ]     Broker or dealer registered under Section 15 of the Exchange
                   Act.
     (b)  [  ]     Bank  as  defined  in  Section  3(a)(6)  of the Exchange Act.
     (c)  [  ]     Insurance  company  as  defined  in  Section  3(a)(19) of the
                   Exchange  Act.
     (d)  [  ]     Investment   company   registered   under  Section  8  of the
                   Investment  Company  Act.
     (e)  [X ]     An  investment  adviser  in  accordance with Rule 13d-1(b)(1)
                   (ii)(E);
     (f)  [  ]     An employee benefit plan or endowment fund in accordance with
                   Rule  13d-1(b)(1)(ii)(F)
     (g)  [  ]     A parent holding company or control person in accordance with
                   Rule  13d-1(b)(1)(ii)(G);
     (h)  [  ]     A  savings  association  as  defined  in  Section 3(b) of the
                   Federal Deposit  Insurance  Act;
     (i)  [  ]     A church plan  that  is  excluded  from  the definition of an investment  company under  Section 3(c)(14) of the Investment
                   Company Act;
     (j)  [  ]     Group, in accordance  with  Rule  13d-1(b)(1)(ii)(J).If  this
                   statement  is   filed   pursuant   to   Rule   13d-1(c),check
                   this box: [  ]

ITEM  4.     OWNERSHIP

     (a)     Amount  beneficially  owned:
             685,050
             -------------------------------------------------------------------

     (b)     Percent  of  class:
             5.35
             -------------------------------------------------------------------

     (c)     Number  of  shares  as  to  which  such  person  has:
                                                                 ---------------
     (i)         sole  power  to  vote  or  to  direct  the  vote:   517,350
                                                                 ---------------
     (ii)        shared  power  to  vote  or  to  direct  the  vote:
                                                                 ---------------
     (iii)       sole power to dispose or to direct the disposition of:
                                                                    685,050
                                                                 ---------------
     (iv)        shared  power  to  dispose  or to  direct the  disposition  of:
                                                                 ---------------


ITEM  5.      OWNERSHIP  OF  FIVE  PERCENT  OR  LESS  OF  A  CLASS.

N/A

ITEM  6.     OWNERSHIP  OF  MORE  THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

N/A

ITEM  8.     IDENTIFICATION  AND  CLASSIFICATION  OF  MEMBERS  OF  THE  GROUP.

N/A

ITEM  9.     NOTICE  OF  DISSOLUTION  OF  GROUP.

N/A

ITEM  10.     CERTIFICATIONS.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   June  6,  2000
                       ---------------------------------------------------------
                                        (Date)

                       ---------------------------------------------------------
                                        (Signature)

                       Brian  Alfrey / Vice President / Chief Operating Officer
                       ---------------------------------------------------------
                                        (Name/Title)

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